Exhibit 10(a)78

SYSTEM EXECUTIVE CONTINUITY PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)

Certificate of Amendment

Amendment No. 1

THIS INSTRUMENT, executed this 16th day of December, 2009, but made effective as of January 1, 2010, constitutes the First Amendment of the System Executive Continuity Plan of Entergy Corporation and Subsidiaries, as amended and restated effective January 1, 2009 (the “Plan”).

All capitalized terms used in this Amendment No. 1 shall have the meanings assigned to them in the Plan unless otherwise herein defined.

Pursuant to Section 7.01 of the Plan and in accordance with the Resolutions of the Personnel Committee of the Board of Directors adopted at its meeting of October 29, 2009, the Plan is hereby amended to ensure compliance with Revenue Ruling 2008-13 as follows:

1.	Section 1.34 of the Plan is amended in its entirety to read as follows:

1.34
‘Target Award” shall mean the average annual EAIP award amount derived under the EAIP for the two (2) calendar years immediately preceding the calendar year in which the Participant’s Date of Termination occurs and through application of the target percentage established by the Personnel Committee for each such calendar year with respect to the Participant.

2.
References in Section 3.02(a)(2), (b)(2) and (c)(2) of the Plan to “(2) Participant’s Target Award for the year in which the Change in Control Period commences or, if higher, the year in which the Date of Termination occurs” are amended in their entirety  to read “(2) Participant’s Target Award.”

3.	Section 3.09 of the Plan is amended in its entirety to read as follows:

3.09
Benefit Limitation.  Notwithstanding any provision of this Plan to the contrary and except for those named Participants in the immediately following sentence to whom this Section 3.09 does not apply, the value of the benefits payable to a Participant under the terms of Section 3.02 shall not in the aggregate exceed 2.99 times the sum of: (a) Participant’s annual base salary as in effect at any time within one year prior to commencement of a Change in Control Period or, if higher, immediately prior to a circumstance constituting Good Reason plus (b) the higher of: (i) the annual incentive award actually awarded to the Participant under the EAIP for the fiscal year of Entergy Corporation immediately preceding the fiscal year in which the Participant’s termination of employment occurs; or (ii) the Participant’s Target Award.  The benefit limitation set forth in this Section 3.09 shall not apply to the following named Participants for as long as they continuously remain a Participant in the Plan at their current or higher System Management Level:  Curtis L. Hebert, Gary J. Taylor, Robert D. Sloan and Mark T. Savoff.

IN WITNESS WHEREOF, the Personnel Committee of the Board of Directors of Entergy Corporation has caused this First Amendment of the System Executive Continuity Plan of Entergy Corporation and Subsidiaries to be executed by its duly authorized representative on the day, month, and year above set forth and effective as of January 1, 2010.

ENTERGY CORPORATION
PERSONNEL COMMITTEE
through the undersigned duly authorized representative
/s/ Terry R. Seamons
TERRY R. SEAMONS
Senior Vice-President,
Human Resources and Administration